[LOGO] FIDELITY Bancorp, Inc.



March 19, 2003                                            Fidelity Bancorp, Inc.
                                                          Richard G. Spencer
                                                          (412) 367-3300


                 FIDELITY BANCORP, INC. ANNOUNCES DECLARATION OF
                     PREFERRED STOCK PURCHASE RIGHT DIVIDEND

Pittsburgh, Pennsylvania, March 19, 2003: Fidelity Bancorp, Inc. ("Fidelity" or the "Company") (NASDAQ -- "FSBI") announced today that on March 18, 2003 the Board of Directors declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of the Company's common stock.

Richard G. Spencer, President and Chief Executive Officer of the Company, stated "We believe that the adoption of the Rights Plan is in the interest of assuring that Fidelity's stockholders receive full consideration in the event of any proposed takeover of the Company and guard against partial tender offers, squeeze-outs, open market accumulations and other such activity." Mr. Spencer said further "The plan should allow Fidelity to focus on the continued implementation of its strategic initiatives, and it enables the board to maintain its fiduciary flexibility to review and analyze transactions that accrete to earnings and long term value. The Rights are intended to enable Fidelity's stockholders to realize the long-term value of their investment. They will not prevent a takeover, but should encourage anyone seeking to acquire Fidelity to negotiate with the Board prior to attempting a takeover."

The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $60.

In the event that the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price, assuming that the Rights have not been redeemed prior to such merger or other business combination. In addition, if a person or group acquires 15% or more of the Company's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of the Company's common shares having a market value of twice such price.

Following the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in


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whole or in part,  at an  exchange  ratio of one share of  common  stock (or one one-hundredth of a share of the new series of junior participating preferred stock) per Right.

Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

The dividend will paid to stockholders of record on March 31, 2003. The Rights will expire on March 18, 2013. The dividend is not taxable to stockholders.

Fidelity Bancorp, Inc. is a Pittsburgh based bank holding company whose principal subsidiary is Fidelity Bank. Fidelity Bank is a full-service community bank operating from twelve offices in Allegheny and Butler Counties, Pennsylvania. At December 31, 2002, Fidelity had consolidated total assets, deposits and stockholders' equity of $630.4 million, $362.5 million, and $44.1 million, respectively.

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of Fidelity and its plans, objectives, expectations, estimates and intentions. Fidelity cautions that such statements are subject to a number of uncertainties and actual results could differ materially and therefore, readers should not place undue reliance on any forward-looking statements. Fidelity does not undertake, and specifically disclaims, any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Fidelity.